Exhibit 99.1

PRESS RELEASE

Avon Starts Direct Selling Test with The State’s Approval

April 8th, 2005, Beijing The Chinese Ministry of Commerce and the State Administration for Industry and Commerce has officially approved Avon Products (China) Co., Ltd. to be the first company to test direct selling in Beijing, Tianjin, and Guangdong Province in April.

Andrea Jung, CEO of Avon Products Inc., said: “We are so excited that we have received the formal approval from the Chinese government. We are extremely honored of this opportunity as it equally shows the government’s confidence and trust on Avon as a responsible and reliable direct selling company in China. We will do our part and are committed to deliver the objective and expectation of the government and look forward to direct selling regulation.”

SK Kao, President of Avon China rejoined: “The objective of the test is to help the government find a suitable direct selling model that would fit the needs of the Chinese consumers, promote social stability and help protect consumers against illegal practices knows as ‘Chuan-xiao’. We will keep doing what is right and responsible.”

Mr. Kao continued: “The direct selling test is a preparation for a successful implementation of the direct selling legislation. Avon will strictly abide by the direct selling law and regulation when they are issued.”

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